CONSULTING AGREEMENT

This CONSULTING AGREEMENT dated as of October 1, 1997 (this "Agreement") by and between EPS Environmental, Inc. d/b/a SOLUCORP INDUSTRIES Yukon, Canada corporation with its principal offices located at 250 West Nyack Road, West Nyack, New York 10994 ("Solucorp"), and William Webster, Webster & Associates with its principal offices at 119 Laurel Drive, Auburn, Alabama 36830 ("WW").

                                   WITNESSETH

WHEREAS, Solucorp is a publicly traded Canadian firm and is the sole and exclusive owner of a process to stabilize metal contaminated soils by the addition of proprietary reagents to the contaminated soils and/or my enhancements or additions during the Term of this Agreement (hereinafter referred to as the "Process");

WHEREAS, Solucorp is interested in entering into this CONSULTING AGREEMENT with WW for the purpose of increasing Solucorp's client base through operations as a key member of the consulting staff of the Company; and

NOW, THEREFORE, in consideration of the usual priorities and covenants hereto contained and for other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows;

     SECTION 1. Cooperation. WW and Solucorp will cooperate to develop MBS(R) sales and new technologies/products that will require agreement and support from Solucorp's management.

     SECTION 2. Solucorp Support. At all times during the term of this Agreement. Solucorp will provide sufficient support, as limited to Solucorp's capabilities, to WW. Upon WW's request, Solucorp shall within reason, promptly make available such of its officers and personnel so as to enable WW to perform its obligations set forth in this Agreement.

     SECTION 3. Consultancy. Solucorp management will provide the following consultant package to WW, subject to all regulatory approvals and Solucorp's Board approval, as required:

     (a) Position - Consultant, reporting to the President of Solucorp or his designated offices, dependent upon the subject of the consultancy.

     (b) Responsibilities - This position will require primary responsibilities for business development, operational support, optimization of a reliable MBS treatability evaluation capability and identification of new technologies for the hazardous waste market. Further, the position will entail participation in contract negotiations, both on projects found by Solucorp and ones initiated by WW up to $5 million;




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     (c) Term - Solucorp will agree to provide a 12 month consultancy agreement with an annual renewal option subject to Solucorp's approval and with 60 days notice to WW;

     (d) Retainer - Solucorp will provide WW with a retainer of $36,000, for the term of the agreement which is to be paid $3,000 per month commencing October 1, 1997. However, should the value of services performed exceed the $3,000 paid for a particular month, the excess will be paid in the month following their incurrance. On the other hand, if the payments during the term of the agreement, equal or exceed the annual retainer, additional payments in subsequent months would only be made if additional services are performed over the annual retainer. These payments would be made in the month following the month that the services are performed.

     (e) Consulting Fees - Solucorp will apply the following fee structure which will accrue against the monthly retainer:

               Technology Development
               ----------------------

                       William Webster                 $100.00/hour

               Operations Support
               ------------------

                       William Webster                 $120.00/hour

     WW will prepare a detailed accounting of services provided on a monthly basis. Any amounts due for services in excess of the retainer, together with any approved expenses will be invoiced by WW at that time. Payment is due within 30 days of invoice date (see Exhibit A).

     (f) Performance Incentive Plan - Subject to the performance by WW and, at the sole discretion of Solucorp's management and the Board of Directors of Solucorp, WW may be eligible for options based upon performance. The performance options are subject to all regulatory approvals.

     THE criteria which will be used to determine WW eligibility for any bonuses or options shall be the following:

          a) Participation in major contract negotiations which proves successful both on projects found by Solucorp and ones initiated by WW.

          b) Identification, evaluation, development and commercialization of new technologies, products for the hazardous waste market which will be identified by SOLUCORP as of primary interest.

          c) This compensation package is considered mainly WW's compensation for being a Consultant of the Corporation with its attendant duties.


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          d) It is the clear intent of this agreement with WW, that his ability to receive substantial compensation over and above his retainer fee, will be mainly dependent on his ability in the new products sector and subject to the executed Finder's agreement.

     SECTION 4. Confidentiality and Other Matters.

          (a) The parties acknowledge that in order to further the purposes of this Agreement, information containing or consisting of trade secrets, customer lists and other confidential information may be communicated by Solucorp to WW. Such information may take the form of plans, drawings and data and will be deemed confidential unless otherwise designated by Solucorp or otherwise available to the public. During the Term and for a period of twelve (12) months thereafter, Solucorp shall have the right to apply and obtain from any state court located in New York a restraining order to prevent WW from disclosing such confidential information to third parries unless such disclosure is required by law or a court or other legal authority.

          (b) WW hereby agrees that during the Term of this Agreement he will refer prospects to Solucorp with up to $4,999,999.00 revenue potential per project, which prospects appear in WW's sole judgment to be prospects for which Solucorp can provide the best stabilization technology. Larger projects are referred by WW to Kvaerner Metals under an existing agreement.

          (c) WW will remain free to work with others in stabilization projects where the revenue potential exceeds $4,999,999.00 or the waste is other than metal-contaminated soil intended for off-site disposal after treatment giving Solucorp "First Right of Refusal" on such projects.

     SECTION 5. Discrepancies,

          (a) Should any provisions of this Agreement be determined to be unenforceable or prohibited by any applicable law, this Agreement shall be considered divisible as to such provision, which shall be inoperative and the remainder of this Agreement shall be valid and binding as though such provisions were not included herein.

          (b) If any part of this Agreement should be disputed in a court of law, the parties agree that the proper venue will be the Superior Court of New York in Rockland County.

     SECTION 6. Term. The term of this agreement will be for twelve (12) months from the date first entered on page 1. Either party can cancel the Agreement upon 30 days notice upon mutual agreement or upon review and acceptance of cause by an independent arbitrator.

     SECTION 7. WW's Covenant In soliciting business on behalf of Solucorp, WW shall only make representations and warranties concerning Solucorp's products and services as are contained in materials furnished by Solucorp to WW (all such materials being referred to herein as the "Descriptive Materials").



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     SECTION 8. Expenses, Solucorp will pay all reasonable business expenses incurred on behalf of Solucorp. Major expenses must be pre-approved by the President of Solucorp or his designated officers.

     SECTION 9. Relationship. Except as otherwise provided herein or as may be authorized in writing Solucorp, WW shall have no authority to contract any obligation in the name of, on account of, or an behalf of, Solucorp, or to make any representation or commitment with respect to Solucorp; and/or its products or services.

     SECTION 10. Assignment. This Agreement may not be assigned by the parties hereto without the agreement of the other party.

     SECTION 11. Default. Each party hereto shall have the right to correct a default in the performance of such party's obligations hereunder within fourteen
(14) days upon receiving notice by certified mail to the appropriate address of the defaulting party.

     SECTION 12. Agreement. This Agreement constitutes the Agreement between the parties hereto and supersedes and cancels any and all previous contracts, agreements and understandings, and this Agreement may be altered only by written instrument duly executed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.


                                        SOLUCORP INDUSTRIES

/s/ ILLEGIBLE                           BY: /s/ PETER MANTIA
-------------------------------             -------------------------------
Witness                                     Name: Peter Mantia
                                            Title: President


/s/ ILLEGIBLE                           BY: /s/ WILLIAM WEBSTER
-------------------------------             -------------------------------
Witness                                     Name: William Webster
                                            Title: President




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                                    EXHIBIT A
                            CLARIFICATION OF RETAINER

EXAMPLE 1.

     WW incurs $8,000.00 of services in month one (1), $1,000.00 of services in month's 2-11, but does no work in month 12, for a total of $15,000.00 of services rendered. Solucorp would pay WW $1,000.00 on the 1st of month one
     (1) plus $1,000.00 on the 1st of month two (2). Sometime in month two (2) the additional $7,000.00 earned would be paid. In months 3-11 on the 1st of each month Solucorp would pay WW $1,000,00. On the 1st of the 12th month a payment of $1,000 00 is made, but WW would have to refund this $1,000.00 or carry it forward as a credit if the contract is renewed since it is $1,000 more than $18,000.00 earned.

EXAMPLE 2.

     WW does not perform any services in months 1 & 2, incurs $10,000.00 of services in month 3, does no services in month 4-12, Solucorp would pay WW $1,000.00 on the 1st of month 1, 2, & 3, and an additional $7,000.00 sometime in month 3. On the 1st of months 4 & 5 Solucorp would pay WW $1,000.00. At this point WW would have been paid $12,000.00 for only $10,000.00 of services. Accordingly, no further payments would be made. However, if the contract is renewed, Solucorp would have a credit of $2,000.00 carried forward.

EXAMPLE 3.

     WW does not perform services in months 1-11, but incurs $7,000.00 of services in month 12, SOLUCORP would pay WW $1,000.00 on the 1st of months 1-12 for a total of $12,000.00, and make no further payments. Since less than $12,000,00 was earned WW would still be allowed to keep the $12,000.00 paid. However, if the contract is renewed, Solucorp would have a carry forward credit of $5,000.00